Exhibit 23

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We consent to the incorporation by reference in Registration Statement Nos. 333-170205, 333-47241, 333-31196, 333-65544, 333-83822 and 333-117918 on Forms S-8 and Registration Statement No. 333-157634 on Form S-3 of Guaranty Federal Bancshares, Inc. of our report dated March 30, 2011 on our audits of the consolidated financial statements of Guaranty Federal Bancshares, Inc. as of December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009 and 2008, which report is included in this Annual Report on Form 10-K.

/s/BKD, LLP

Springfield, Missouri
March 30, 2011